Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170889 on Form S-8 of our reports dated February 29, 2012 (June 27, 2012 as to the effects of the 2012 discontinued operations described in Note 5), relating to the consolidated financial statements of General Growth Properties, Inc., (which report expresses an unqualified opinion on those consolidated financial statements and includes an explanatory paragraph regarding the Company’s financial statements including assets, liabilities, and a capital structure with carrying values not comparable with prior periods) and the consolidated financial statement schedule of the Company, appearing in this Current Report on Form 8-K of General Growth Properties, Inc.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 27, 2012